Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MetLife Insurance Company of Connecticut
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

MetLife Insurance Company of Connecticut, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof and inserting the following in lieu thereof:
“FIRST. The name of the corporation is MetLife Insurance Company USA (the “Corporation”).”

2.    The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholder of the Corporation) of the General Corporation Law of the State of Delaware.
3.    This Certificate of Amendment shall be effective at 5:33 p.m. (Eastern Time) on November 14, 2014.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of November, 2014.

MetLife Insurance Company of Connecticut

By: /s/ Jacob Jenkelowitz
Name: Jacob M. Jenkelowitz
Office: Corporate Secretary